EXECUTION COPY

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                               BPK RESOURCES, INC.

                         BPK RESOURCES ACQUISITION CORP.

                         GRAPHITE TECHNOLOGY GROUP, INC.

                                  DEREK HIRSCH

                                       AND

                                 JAMES E. OLIVE




                               Dated March 9, 2006
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                                TABLE OF CONTENTS

                                                                            Page

ARTICLE I   THE MERGER......................................................   1
      1.1   The Merger......................................................   1
      1.2   Conversion of Graphite Shares...................................   2
      1.3   Dissenters' Rights..............................................   5
      1.4   Board and Shareholder Approval..................................   5
      1.5   Subsequent Actions..............................................   6

ARTICLE II  THE CLOSING.....................................................   6
      2.1   Closing Date....................................................   6
      2.2   Closing Merger..................................................   6

ARTICLE III REPRESENTATIONS AND WARRANTIES OF GRAPHITE AND THE
            PRINCIPAL SHAREHOLDERS..........................................   8
      3.1   Organization and Qualification..................................   8
      3.2   Authorization; Validity and Effect of Agreement.................   9
      3.3   Company Subsidiaries............................................   9
      3.4   No Conflict; Required Filings and Consents......................  10
      3.5   Capitalization; Ownership of Graphite Shares....................  10
      3.6   Financial Statements............................................  11
      3.7   Properties and Assets...........................................  11
      3.8   Intellectual Property...........................................  12
      3.9   No Undisclosed Liabilities......................................  13
      3.10  Related Party Transactions......................................  13
      3.11  Litigation......................................................  14
      3.12  Taxes...........................................................  14
      3.13  Insurance.......................................................  14
      3.14  Compliance......................................................  15
      3.15  Material Contracts..............................................  15
      3.16  Labor Relations.................................................  15
      3.17  Environmental Matters...........................................  16
      3.18  Absence of Certain Changes or Events............................  16
      3.19  Investment Intent...............................................  17
      3.20  Employee Benefit Matters........................................  17
      3.21  Brokers and Finders Fees........................................  18
      3.22  Company Information.............................................  18

ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF BPK AND MERGER SUB............  19
      4.1   Organization and Qualification..................................  19
      4.2   Authorization; Validity and Effect of Agreement.................  19
      4.3   No Conflict; Required Filings and Consents......................  20
      4.4   Capitalization..................................................  20


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      4.5   SEC Reports and Financial Statements............................  21
      4.6   Transaction Fees................................................  21
      4.7   No Undisclosed Liabilities......................................  21

ARTICLE V   CERTAIN COVENANTS...............................................  21
      5.1   Conduct of Business by Graphite and the Subsidiaries............  21
      5.2   Access to Information...........................................  23
      5.3   Confidentiality; No Solicitation................................  23
      5.4   Best Efforts; Consents..........................................  24
      5.5   Further Assurances..............................................  24
      5.6   Public Announcements............................................  25
      5.7   Notification of Certain Matters.................................  25
      5.8   Prohibition on Trading in Company Securities....................  25
      5.9   [Intentionally Omitted].........................................  25
      5.10  Investment Letters..............................................  25
      5.11  Audited Financial Statements....................................  26
      5.12  Additional  Company Information.................................  26
      5.13  Graphite Options and Warrants...................................  26
      5.14  BPK and Graphite Capitalization.................................  26
      5.15  Registration Rights.............................................  27
      5.16  Board of Directors..............................................  27
      5.17  [Intentionally Omitted].........................................  27
      5.18  Lock-Up.........................................................  27

ARTICLE VI  CONDITIONS TO CONSUMMATION OF THE MERGER........................  27
      6.1   Conditions to Obligations of Graphite and the Principal
            Shareholders....................................................  27
      6.2   Conditions to Obligations of BPK and Merger Sub.................  28
      6.3   Other Conditions to Obligations of Graphite, the Principal
            Shareholders, BPK and Merger Sub................................  29

ARTICLE VII.................................................................  30

ARTICLE VIII................................................................  32

TERMINATION.................................................................  32
      8.1   Termination.....................................................  32
      8.2   Procedure and Effect of Termination.............................  33

ARTICLE IX  MISCELLANEOUS...................................................  34
      9.1   Entire Agreement................................................  34
      9.2   Amendment and Modifications.....................................  34
      9.3   Extensions and Waivers..........................................  34
      9.4   Successors and Assigns..........................................  34
      9.5   Survival of Representations, Warranties and Covenants...........  34
      9.6   Headings; Definitions...........................................  35
      9.7   Severability....................................................  35
      9.8   Specific Performance............................................  35


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      9.9   Expenses........................................................  35
      9.10  Notices.........................................................  35
      9.11  Governing Law...................................................  36
      9.12  Arbitration.....................................................  36
      9.13  Counterparts....................................................  36
      9.14  Certain Definitions.............................................  36


                                    Exhibits
                                    --------

Appendix A        Series D Convertible Preferred Stock Certificate of
                  Designation

Appendix B        Series E Convertible Preferred Stock Certificate of
                  Designation

Exhibit 3.1       Articles of Incorporation and Bylaws of Graphite

Exhibit 3.3       Articles of Incorporation and Bylaws of Subsidiaries

Exhibit 3.6       GAAP Financial Statements

Exhibit 3.22      Business Plan

Exhibit 5.10      Form of Investment Letter

Exhibit 5.15      Registration Rights Provisions


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                                    Schedules
                                    ---------

Schedule I        Allocation of Merger Consideration to Graphite Shareholders

Schedule 3.3      Subsidiaries of Graphite

Schedule 3.5(a)   Graphite Shareholders and Capitalization of Graphite

Schedule 3.5(b)   Subsidiaries and Capitalization of Subsidiaries

Schedule 3.7      Instruments Related to Real Property

Schedule 3.8      Exceptions to Ownership of Intellectual Property

Schedule 3.9      Undisclosed Liabilities

Schedule 3.10     Related Party Transactions

Schedule 3.11     Litigation

Schedule 3.13     Insurance

Schedule 3.14     Exceptions to Compliance With Governmental Authorities

Schedule 3.15     Material Contracts

Schedule 3.16     Labor Relations

Schedule 3.18     Certain Changes or Events

Schedule 3.23     Real Property

Schedule 5.1      Exceptions to Conduct of Business in Ordinary Course

Schedule 5.18     Exceptions to the Lock-Up Restrictions


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

                          AGREEMENT AND PLAN OF MERGER

      THIS AGREEMENT AND PLAN OF MERGER (the "Agreement"), is made and entered into this 9th day of March, 2006, by and among BPK RESOURCES, INC., a Nevada corporation ("BPK"), BPK RESOURCES ACQUISITION CORP., a Delaware corporation ("Merger Sub"), GRAPHITE TECHNOLOGY GROUP, INC., a Delaware corporation ("Graphite"), DEREK HIRSCH and JAMES E. OLIVE, the principal shareholders of Graphite (collectively, the "Principal Shareholders").

                                    Recitals

      WHEREAS, the Boards of Directors of BPK, Merger Sub and Graphite have approved, and deem it advisable and in the best interests of their respective companies and stockholders to consummate a merger of Merger Sub with and into Graphite (the "Merger"), with Graphite as the surviving company in the Merger upon the terms and subject to the conditions set forth in this Agreement; and

      WHEREAS, pursuant to the terms of this Agreement, upon consummation of the Merger, (i) each issued and outstanding share (individually, a "Graphite Common Share"; and collectively, the "Graphite Common Shares") of common stock, $.001 par value per share, of Graphite ("Graphite Common Stock"), shall represent the right to receive shares of common stock, $.001 par value per share, of BPK (the "BPK Common Stock") and shares of Series D Convertible Preferred Stock, $.001 par value per share, of BPK (the "Series D Convertible Preferred Stock") and
(ii) each issued and outstanding share of (A) Series A Preferred Stock, $.001 par value per share, of Graphite (individually, a "Series A Preferred Share"; and collectively, the "Series A Preferred Shares"), and (B) Series B Preferred Stock, $.001 par value per share, of Graphite (individually, a "Series B Preferred Share"; and collectively, the "Series B Preferred Shares"), shall represent the right to receive shares of Series E Convertible Preferred Stock, $.001 par value per share, of BPK (the "Series E Convertible Preferred Stock"). The Series A Preferred Shares and the Series B Preferred Shares shall be referred to herein collectively, as the "Graphite Preferred Shares". Each Graphite Common Share and Graphite Preferred Share shall be referred herein individually as a "Graphite Share"; and collectively, as the "Graphite Shares".

      NOW, THEREFORE, in consideration of the foregoing premises and representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

                                   ARTICLE I

                                   THE MERGER

      1.1   The Merger.

            (a) The Merger. At the Effective Time (as defined in Section
1.1(b)), the Merger shall be effected and Merger Sub shall be merged with and into Graphite, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware General Corporation Law ("DGCL"), whereupon the separate corporate existence of Merger Sub shall cease and
Graphite shall continue as the surviving company in the Merger (the "Surviving Company").
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            (b) Effective Time. On the Closing Date (as defined in Section 2.1), the parties shall file certificates of merger ("Certificates of Merger") with the Secretary of State of the State of Delaware and make all other filings or recordings required by the DGCL in connection with the Merger. The Merger shall become effective at such time as the Certificates of Merger are duly filed and accepted with the Secretary of State of the State of Delaware, or at such later time as BPK, Merger Sub and Graphite shall agree and specify in the Certificates of Merger (the time the Merger becomes effective being the "Effective Time").

            (c) Effects of the Merger. At the Effective Time, the Merger shall have the effects set forth in this Agreement and the DGCL. Without limiting the foregoing, and subject thereto, at the Effective Time, all of the property, rights, powers, privileges and franchises of Graphite and Merger Sub shall be vested in the Surviving Company, and all of the debts, liabilities and duties of Graphite and Merger Sub shall become the debts, liabilities and duties of the Surviving Company.

            (d) Certificate of Incorporation and Bylaws.

                  (i) The certificate of incorporation of Graphite as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Company until thereafter amended as provided therein or by applicable law.

                  (ii) The bylaws of Graphite as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Company until thereafter amended as provided therein or by applicable law.

            (e) Officers and Directors. The officers and directors of Graphite immediately prior to the Effective Time shall be the officers and directors of the Surviving Company, and shall hold office in accordance with the certificate of incorporation and bylaws of the Surviving Company until the earlier of the applicable officer's or director's resignation or removal or until his or her respective successor is duly elected and qualified, as the case may be.

      1.2   Conversion of Graphite Shares.

            (a) Conversion of Graphite Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the shareholders of Graphite ("Graphite Shareholders"):

                  (i) Merger Sub Common Stock. Each issued and outstanding share of common stock, $.001 par value per share, of Merger Sub shall be converted into and become one (1) validly issued, fully paid and non-assessable share of common stock, $.001 par value per share, in the Surviving Company;


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                  (ii) Cancellation of Treasury Securities and BPK-Owned
Securities. All Graphite Shares that are owned by Graphite as treasury securities, all Graphite Shares owned by any subsidiary of Graphite, and any Graphite Shares owned by BPK, Merger Sub or any other wholly-owned subsidiary of BPK, shall be canceled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor; and

                  (iii) Conversion of Graphite Common Shares. All of the Graphite Common Shares issued and outstanding at the Effective Time shall be converted into the right to receive: (A) an aggregate of Forty Million (40,000,000) newly issued shares of BPK Common Stock (the "BPK Common Shares"); and (B) an aggregate of Five Hundred Eighty-Five Thousand (585,000) newly issued shares of Series D Convertible Preferred Stock (the "BPK Series D Preferred Shares"), which shares shall initially be convertible into an aggregate of Fifty-Eight Million Five Hundred Thousand (58,500,000) shares of BPK Common Stock. All such Graphite Common Shares, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such Graphite Common Share shall cease to have any rights with respect thereto, except the right to receive BPK Common Shares and BPK Series D Preferred Shares therefor upon the surrender of such certificate in accordance with Section 1.2(b) hereof, without interest or dividends.

                  (iv) Conversion of Graphite Preferred Shares. Each Graphite Preferred Share issued and outstanding at the Effective Time shall be converted into the right to receive one (1) share of Series E Convertible Preferred Stock for an aggregate of Fourteen Thousand Five Hundred Forty-Six (14,546) newly issued shares of Series E Convertible Preferred Stock (the "BPK Series E Preferred Shares"; and collectively, with the BPK Series D Preferred Shares, the "BPK Preferred Shares"), which shares shall initially be convertible into an aggregate of Three Million Five Hundred (3,500,000) shares of BPK Common Stock. All such Graphite Preferred Shares, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such Graphite Preferred Share shall cease to have any rights with respect thereto, except the right to receive BPK Series E Preferred Shares therefor upon the surrender of such certificate in accordance with Section 1.2(b) hereof, without interest or dividends.

                  (v) Terms of BPK Preferred Stock. The Series D Convertible Preferred Stock shall have the terms and designations set forth in the Certificate of Designation attached hereto as Appendix A. The Series E Convertible Preferred Stock shall have the terms and designations set forth in the Certificate of Designation attached hereto as Appendix B.

            (b) Exchange of Certificates. Each Graphite Shareholder shall deliver to BPK any certificate evidencing a Graphite Common Share and receive in exchange therefor: (i) that number of BPK Common Shares equal to the product of Forty Million (40,000,000) and a fraction, the numerator of which is the number of Graphite Shares held by such Graphite Shareholder at the Effective Time and the denominator of which is the total number of Graphite Shares issued and outstanding at the Effective Time (such fraction, the "Graphite Ownership Percentage"); and (ii) that number of BPK Series D Preferred Shares equal to the product of Five Hundred Eighty-Five Thousand (585,000) and the Graphite Ownership Percentage. Each Graphite Shareholder holding shares of Graphite Preferred Stock shall deliver to BPK any certificate evidencing a Graphite Preferred Share and receive in exchange therefor one (1) share of Series E Convertible Preferred Stock for each Graphite Preferred Share. If, after the Effective Time, certificates for the Graphite Shares that were outstanding immediately prior to the Effective Time shall be delivered to Graphite or BPK, such Graphite Shares shall be exchanged for (x) BPK Common Shares and BPK Series D Preferred Shares to be received in connection with the Merger as provided in
Section 1.2(a)(iii) or (y) BPK Series E Preferred Shares to be received in connection with the Merger as provided in Section 1.2(a)(iv).


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            (c) Distributions With Respect to Unexchanged Shares. No interest or dividends or other distributions with respect to BPK Common Shares or BPK Preferred Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered certificate with respect to the Graphite Shares represented thereby, and no cash payment in lieu of fractional Graphite Shares shall be paid to any such holder.

            (d) No Further Ownership Rights in Graphite Shares. From and after the Effective Time, the holders of certificates evidencing ownership of Graphite Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Graphite Shares, except as otherwise provided for herein or by applicable law.

            (e) No Fractional Shares. No certificates or scrip representing fractional BPK Common Shares or BPK Preferred Shares shall be issued upon the surrender for exchange of certificates representing Graphite Shares, no dividend or distribution of BPK shall relate to such fractional interests and such fractional interests will not entitle the owner thereof to vote or to any rights of a shareholder of BPK. Each Graphite Shareholder who would otherwise have been entitled to receive a fraction of a BPK Common Share or BPK Preferred Share (after taking into account all certificates delivered by such Graphite Shareholder) shall receive that number of BPK Common Shares or BPK Preferred Shares that such holder would have received if such fractional share was rounded up to the nearest whole number.

            (f) Lost, Stolen or Destroyed Certificates. In the event any certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed and, if required by BPK, the posting by such Person of a bond in such reasonable amount as BPK may direct as indemnity against any claim that may be made against it with respect to such certificate, BPK will issue in exchange for such lost, stolen or destroyed certificate BPK Common Shares or BPK Preferred Shares to which such Person is entitled pursuant to this Agreement.

            (g) Transfer Books. The Graphite Share transfer books of Graphite shall be closed immediately at the Effective Time and thereafter there shall be no further registration of transfers of Graphite Shares on the records of Graphite. If, after the Effective Time, certificates are presented to the Surviving Company for any reason, they shall be cancelled and exchanged as provided in this Section 1.2.

            (h) Adjustments. If at any time during the period between the date of this Agreement and the Effective Time, any change in the number of issued and outstanding shares of BPK Common Stock shall occur, by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, the number of BPK Common Shares and BPK Preferred Shares shall be adjusted appropriately.


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

      1.3   Dissenters' Rights.

            Notwithstanding any provision of this Agreement to the contrary, any Graphite Shares that are issued and outstanding immediately prior to the Effective Time and that are held by a Graphite Shareholder that has not voted in favor of the Merger or consented thereto in writing and who has properly delivered a written notice of demand for appraisal of such Graphite Shares in accordance with Section 262 of the DGCL, if Section 262 of the DGCL provides for appraisal rights for such Graphite Shares in the Merger (the "Dissenting Graphite Shares"), shall not be converted into the right to receive BPK Common Shares and BPK Preferred Shares unless and until such Graphite Shareholder fails to perfect or effectively withdraws or loses its right to appraisal and payment under Section 262 of the DGCL. Graphite shall give BPK: (i) prompt notice of any notice or demands for appraisal or payment for Graphite Shares received by Graphite, and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands or notices. Graphite shall not, without the prior written consent of BPK, make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands.

      1.4   Board and Shareholder Approval

            (a) Graphite's Board of Directors shall approve this Agreement and the Merger, recommend that the Graphite Shareholders approve this Agreement and the Merger, and submit this Agreement and the Merger to the Graphite Shareholders for approval. Promptly after executing this Agreement, Graphite, acting through its Board of Directors, shall duly call, give notice of, convene, and hold a special meeting of Graphite Shareholders for the purpose of considering and approving this Agreement and the Merger in accordance with all applicable requirements of the DGCL. At such meeting, each Principal Shareholder shall vote all shares of Graphite Common Stock, Graphite Preferred Stock and any other shares of capital stock of Graphite entitled to vote at such meeting, to approve this Agreement and the Merger in accordance with all applicable requirements of the DGCL. Graphite shall provide a copy of this Agreement to all Graphite Shareholders together with the form of Investment Letter attached hereto as Exhibit 5.10 informing each that this Agreement and the Merger has been approved by the Board of Directors of Graphite.

            (b) Graphite and Merger Sub shall cause to occur all corporate action necessary on behalf of either of them to approve and effect the Merger and the other transactions contemplated hereby and shall approve the Merger and this Agreement in accordance with all applicable revisions of the DGCL. The Board of Directors of the Merger Sub shall approve the Merger and this Agreement, declare its advisability and submit it for approval to the Sole Shareholder of Merger Sub by written consent in accordance with all applicable provisions of the DGCL. The Board of Directors of BPK shall approve the Merger and the Agreement in accordance with all applicable provisions of the Nevada General Corporation Law ("NGCL") and as the sole shareholder of Merger Sub, shall consent in writing to approve the Merger and this Agreement in accordance with all applicable revisions of the DGCL.


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

      1.5   Subsequent Actions.

            If, at any time after the Effective Time, the Surviving Company shall determine, in its sole discretion, or shall be advised, that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Company its right, title or interest in, to or under any of the property, rights, powers, privileges, franchises or other assets of either of Graphite or Merger Sub acquired or to be acquired by the Surviving Company as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers of the Surviving Company shall be authorized to execute and deliver, and shall execute and deliver, in the name and on behalf of either Graphite or Merger Sub, all such deeds, bills of sale, assignments, assurances, and to take and do, in the name and on behalf of each such corporation or otherwise, all such other actions and things as may be necessary or desirable, to vest, perfect or confirm any and all right, title or interest in, to and under such property, rights, powers, privileges, franchises or other assets in the Surviving Company or otherwise to carry out the transactions contemplated by this Agreement.

                                   ARTICLE II

                                   THE CLOSING

      2.1   Closing Date.

            Subject to satisfaction or waiver of all conditions precedent set forth in Article VI of this Agreement, the closing of the Merger (the "Closing") shall take place at the offices of Graphite at 10:00 a.m., local time on (a) the later of: (i) the first Business Day following the day upon which all appropriate BPK and Merger Sub corporate action and Graphite action has been taken in accordance with Articles I and V, respectively, of this Agreement; or
(ii) the day on which the last of the conditions precedent set forth in Article VI of this Agreement is fulfilled or waived; or (b) at such other time, date and place as the parties may agree, but in no event shall such date be later than March 31, 2006 (the "Outside Date"), unless such date is extended by the requirements of law or the mutual agreement of the parties.

      2.2   Closing Merger.

            At the Closing, the following transactions shall occur, all of such transactions being deemed to occur simultaneously:

            (a) Graphite shall deliver or cause to be delivered to BPK and Merger Sub the following documents and/or shall take the following actions:

                  (i) A true and complete list of all holders of record of Graphite Shares issued and outstanding on and as of the Closing setting forth the name, address, and number of Graphite Shares held by each and the number of BPK Common Shares and BPK Preferred Shares to be issued or issuable, as applicable, to each holder at Closing;

                  (ii) Certificates evidencing all of the Graphite Shares;


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                  (iii) Any agreements between the Graphite Shareholders and
Graphite relating to the Graphite Shares;

                  (iv) The officer's certificate described in Section 6.2(c);

                  (v) An incumbency certificate signed by all of the executive officers of Graphite dated at or about the Closing Date;

                  (vi) A certificate of good standing from the Secretary of State of the State of Delaware, dated at or about the Closing Date, to the effect that Graphite is in good standing under the laws of the State of Delaware;

                  (vii) Certificate of incorporation of Graphite certified by the Secretary of State of the State of Delaware at or about the Closing Date and bylaws of Graphite certified by the Secretary of Graphite at or about the Closing Date;

                  (viii) Resolutions of the board of directors and shareholders of Graphite dated at or about the Closing Date authorizing the Merger, certified by the Secretary of Graphite;

                  (ix) The investment letters described in Section 5.10;

                  (x) The Audited Financial Statements (as defined in Section 5.11);

                  (xi) The Additional Company Information (as defined in Section 5.12);

                  (xii) The Registration Rights Agreement executed by the Principal Shareholders described in Section 5.15;

                  (xiii) All consents, authorizations, orders or approvals required in order to execute and deliver this Agreement and to effectuate the transactions contemplated hereby in form, scope and substance reasonably satisfactory to BPK; and

                  (xiv) All approvals, consents, permits and waivers of Governmental Authorities and any Person necessary for the consummation of the transactions contemplated by this Agreement and no such approval, consent, permit or waiver of any Governmental Authority or such other third party shall contain any term or condition that BPK in its reasonable discretions determines to be unduly burdensome.

            (b) BPK and Merger Sub shall deliver or cause to be delivered to Graphite the following documents and shall take the following actions:

                  (i) Certificates evidencing all of BPK Common Shares and BPK Preferred Shares;

                  (ii) The officer's certificates described in Section 6.1(c);

                  (iii) the executed irrevocable proxies referenced in Section 6.1(e);


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

                  (iv) An incumbency certificate signed by all of the executive officers of BPK dated at or about the Closing Date;

                  (v) An incumbency certificate signed by all of the executive officers of Merger Sub dated at or about the Closing Date;

                  (vi) A certificate of good standing from the Secretary of State of the State of Nevada, dated at or about the Closing Date, to the effect that BPK is in good standing under the laws of said state;

                  (vii) A certificate of good standing from the Secretary of State of the State of Delaware, dated at or about the Closing Date, to the effect that Merger Sub is in good standing under the laws of said state;

                  (viii) Articles of incorporation of BPK certified by the Secretary of State of the State of Nevada at or about the Closing Date and the bylaws of BPK certified by the Secretary of BPK at or about the Closing Date;

                  (ix) Certificate of incorporation of Merger Sub certified by the Secretary of State of the State of Delaware at or about the Closing Date and bylaws of Merger Sub certified by the Secretary of Merger Sub at or about the Closing Date;

                  (x) Resolutions of the board of directors of BPK dated at or about the Closing Date authorizing the Merger, certified by the Secretary of BPK;

                  (xi) Resolutions of the board of directors and shareholders of Merger Sub dated at or about the Closing Date authorizing the Merger, certified by the Secretary of Merger Sub; and

            (c) Each of the parties to this Agreement shall have otherwise executed whatever documents and agreements, provided whatever consents or approvals and shall have taken all such other actions as are required under this Agreement.

                                  ARTICLE III

                        REPRESENTATIONS AND WARRANTIES OF
                     GRAPHITE AND THE PRINCIPAL SHAREHOLDERS

            Graphite and the Principal Shareholders, jointly and severally, hereby make the following representations and warranties to BPK and Merger Sub.

      3.1   Organization and Qualification.

            Graphite is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, with the corporate power and authority to own and operate its businesses as presently conducted, except where the failure to be or have any of the foregoing would not have a Material Adverse Effect. Graphite is duly qualified as a foreign company or other entity to do business and is in good standing in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except for such failures to be so qualified or in good standing as would not, individually or in the aggregate, have a Material Adverse Effect. True, correct and complete copies of the articles of incorporation and bylaws of Graphite, as amended the date, are attached hereto as Exhibit 3.1.


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

      3.2   Authorization; Validity and Effect of Agreement.

            (a) Graphite has the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Merger. The execution and delivery of this Agreement by Graphite and the performance by Graphite of its obligations hereunder and the consummation of the Merger have been duly authorized by its board of directors and shareholders and all other necessary company action on the part of Graphite and no other company proceedings on the part of Graphite are necessary to authorize this Agreement and the Merger. This Agreement has been duly and validly executed and delivered by Graphite and, assuming that it has been duly authorized, executed and delivered by the other parties hereto, constitutes a legal, valid and binding obligation of Graphite, enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

            (b) Each Principal Shareholder has the full capacity, power and authority to enter into this Agreement and the other agreements contemplated hereby to which such Principal Shareholder is a party and to consummate the transactions contemplated hereby and thereby and to comply with the terms, conditions and provisions hereof and hereof. This Agreement and the other agreements contemplated hereby to which a Principal Shareholder is a party has been duly authorized, executed and delivered by such Principal Shareholder and are the legal, valid and binding obligations of such Principal Shareholder, enforceable against such Principal Shareholder in accordance with its terms. No notices to, declaration, filing or registration with, approvals or consents of, or assignments by, any Persons (including Governmental Authorities) are necessary to be made or obtained by Graphite or the Principal Shareholders in connection with the execution, delivery or performance by Graphite or any of the Principal Shareholders of this Agreement.

      3.3   Company Subsidiaries.

            Attached hereto as Schedule 3.3 is a complete and accurate list of Graphite's subsidiaries (the "Subsidiaries"). The Subsidiaries are duly organized, validly existing and in good standing under the laws of their respective jurisdictions of organization, with the requisite corporate power and authority to own and operate their respective businesses as presently conducted, except where the failure to be or have any of the foregoing would not have a Material Adverse Effect. The Subsidiaries are duly qualified as foreign companies or other entities to do business and are in good standing in each jurisdiction where the character of their respective properties owned or held under lease or the nature of their respective activities makes such qualification necessary, except for such failures to be so qualified or in good standing as would not, individually or in the aggregate, have a Material Adverse Effect. True, correct and complete copies of the articles of incorporation and bylaws of each of the Subsidiaries, as amended to date, are attached hereto as
Exhibit 3.3.

      3.4   No Conflict; Required Filings and Consents.

            Neither the execution and delivery of this Agreement by Graphite nor the performance by Graphite of its obligations hereunder, nor the consummation of the Merger, shall: (i) conflict with Graphite's certificate of incorporation or bylaws; (ii) conflict with any Subsidiary's articles of incorporation or bylaws; (iii) violate any statute, law, ordinance, rule or regulation applicable to Graphite, any of its Subsidiaries or any of their respective assets or properties; or (iv) violate, breach, be in conflict with or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or permit the termination of any provision of, or result in the termination of, the acceleration of the maturity of, or the acceleration of the performance of any obligation of Graphite or its Subsidiaries under, or result in the creation or imposition of any Liens upon any properties, assets or business of Graphite or its Subsidiaries under, any Material Contract or any order, judgment or decree to which Graphite or any of its Subsidiaries is a party or by which Graphite, any of its Subsidiaries or any of their respective assets or properties is bound or encumbered except, in the case of clauses (ii),
(iii) & (iv), for such violations, breaches, conflicts, defaults or other occurrences which, individually or in the aggregate, would not have a Material Adverse Effect.

      3.5   Capitalization; Ownership of Graphite Shares.

            (a) Attached hereto as Schedule 3.5(a) is a complete and accurate list of (i) the Graphite Shareholders and (ii) the number and class of issued and outstanding Graphite Shares. The authorized capital stock of Graphite consists of 25 million shares of Graphite Common Stock and one million shares of preferred stock ("Graphite Preferred Stock"). There are currently issued and outstanding (x) 14,789,790 shares of Graphite Common Stock, (y) 4,546 shares of Series A Preferred Stock, and (z) 10,000 shares of Series B Preferred Stock. The Graphite Shares represent all of the outstanding equity interests in Graphite. All of the Graphite Shares have been validly authorized and issued and are fully paid and non-assessable, and Graphite has reserved on its books and records, for future issuance, the shares of Common Stock issuable upon the conversion of the Graphite Preferred Shares. Except for this Agreement or as set forth on Schedule 3.5(a), there are no outstanding options, warrants, agreements, conversion rights, preemptive rights, or other rights to subscribe for, purchase or otherwise acquire any Graphite Common Stock or Graphite Preferred Stock. There are no voting trusts or other agreements or understandings to which Graphite is a party with respect to the voting of Graphite Common Stock or Graphite Preferred Stock, and there is no indebtedness of Graphite having general voting rights issued and outstanding. Except for this Agreement or as set forth on
Schedule 3.5(a), there are no outstanding obligations of any Person to repurchase, redeem or otherwise acquire outstanding Graphite Common Stock or Graphite Preferred Stock. Except as set forth in this Agreement or as set forth on Schedule 3.5(a), Graphite has no Graphite Common Stock or Graphite Preferred Stock reserved for issuance.

            (b) Attached hereto as Schedule 3.5(b) is a complete and accurate list of the authorized and outstanding equity interests of the Subsidiaries. All equity interests of the Subsidiaries outstanding as of the date of this Agreement have been duly authorized and validly issued, are fully paid and non-assessable, and are free of preemptive rights.

            (c) The Principal Shareholders own and hold, beneficially and of record, the entire right, title, and interest in and to the Graphite Shares set forth opposite such Principal Shareholder's name on Schedule I, free and clear of all Rights and Encumbrances. Each Principal Shareholder has full power and authority to vote the Shares owned by him or her and to approve the transactions contemplated by this Agreement. Except as set forth in the Shareholders' Schedules, each Shareholder has the full power and authority to vote, transfer and dispose of the Shares owned by him or her, free and clear of any Right or Encumbrance of any kind or nature whatsoever other than restrictions under the Securities Act and applicable state securities laws. At the Closing, the Purchaser will acquire good title to the Shares, free and clear of all Rights and Encumbrances. Other than the transactions contemplated by this Agreement, there is no outstanding vote, plan, pending proposal, or other right of any Person to acquire, or to cause the redemption of, the Shares or to effect the merger or consolidation of the Company with or into any other Person.

      3.6   Financial Statements.

            True and complete copies of Graphite's consolidated balance sheet at March 31, 2005 and at December 31, 2005, and consolidated income statements and statements of cash flows for the fiscal year ended March 31, 2005 and for the nine-month period ended December 31, 2005, are attached hereto as Exhibit 3.6 (collectively, the "GAAP Financial Statements"). The GAAP Financial Statements (including the notes thereto) present fairly in all material respects the financial position and results of operations and cash flows of Graphite and its Subsidiaries at the dates or for the periods set forth therein, in each case in accordance with GAAP applied on a consistent basis throughout the periods involved (except as otherwise indicated therein). The GAAP Financial Statements were prepared from and in accordance with the books and records of Graphite and its Subsidiaries, as applicable.

      3.7   Properties and Assets.

            Graphite and its Subsidiaries have good and marketable title to, valid leasehold interests in, or the legal right to use, and hold free and clear of all Liens and Encumbrances, all of the assets, properties and leasehold interests reflected in the Financial Statements (the "Assets"), except for those sold or otherwise disposed of since the date of the Financial Statements in the ordinary course of business consistent with past practice and not in violation of this Agreement. All Assets of Graphite and its Subsidiaries that are used in the operations of their respective businesses are in good operating condition and repair, subject to normal wear and tear. Graphite and its Subsidiaries have delivered to BPK or otherwise made available, correct and complete copies of all leases, subleases and other material agreements or other material instruments relating to all real property used in conducting the businesses of Graphite and the Subsidiaries to which Graphite or the Subsidiaries is a party (collectively, the "Real Property"), all of which are identified on Schedule 3.7. There are no pending or, to Graphite's or any of the Subsidiaries' knowledge, threatened condemnation proceedings relating to any of the Real Property. Except as set forth on Schedule 3.7, none of the real property improvements (including leasehold improvements), equipment and other Assets owned or used by Graphite or its Subsidiaries is subject to any commitment or other arrangement for their sale or use by any Affiliate of Graphite or its Subsidiaries, or by third parties. To the Knowledge of each Principal Shareholder, the leased real estate is free and clear of any zoning or use or building restriction or any pending, proposed or threatened zoning or use or building restriction which would interfere with the present or any intended use by Graphite of any of such leased real estate. Said leases are valid and binding and in full force and effect, and Graphite is not in default thereunder as to the payment of rent or otherwise. The consummation of the transactions contemplated by this Agreement will not constitute an event of default under any of said leases and the continuation, validity and effectiveness of such leases will not be adversely affected by the transactions contemplated by this Agreement.

      3.8   Intellectual Property.

            (a) Schedule 3.8 lists all Intellectual Property used in or relied upon and directly or indirectly in the conduct of Graphite's or any of Subsidiaries' business or operations in the ordinary course consistent with past practice (the "Company Intellectual Property"). Except as disclosed in Schedule 3.8: (i) Graphite or its Subsidiaries are the owners of all of the Company Intellectual Property free and clear of any royalty or other payment obligation, lien or charge, or have sufficient rights to use such Company Intellectual Property under a valid and enforceable license agreement, (ii) there are no agreements that restrict or limit the use of the Company Intellectual Property by Graphite or its Subsidiaries, and (iii) to the extent that the Company Intellectual Property owned or held by Graphite or its Subsidiaries are registered with the applicable authorities, record title to such Company Intellectual Property is registered or applied for in the name of Graphite or of its Subsidiaries.

            (b) Graphite's and Subsidiaries' rights to the Company Intellectual Property are valid and enforceable, and the Intellectual Property and the products and services of Graphite and its Subsidiaries do not infringe upon intellectual property rights of any person or entity in any country. Except where reasonable business decisions to allow rights to lapse have been made, all maintenance taxes, annuities and renewal fees have been paid and all other necessary actions to maintain the Company Intellectual Property rights have been taken through the date hereof. There exists no impediment that would impair Graphite's rights to conduct its business or the business of its Subsidiaries after the Effective Time as it relates to the Company Intellectual Property.

            (c) Graphite and its Subsidiaries have taken all reasonable and appropriate steps to protect the Company Intellectual Property and, were applicable, to preserve the confidentiality of the Company Intellectual Property.

            (d) Neither Graphite nor any of its Subsidiaries has received any notice of claim that any of such Company Intellectual Property has expired, is not valid or enforceable in any country or that it infringes upon or conflicts with the intellectual property rights of any third party, and no such claim or infringement or conflict, whenever filed or threatened, currently exists.

            (e) Neither Graphite nor any of the Subsidiaries has given any notice of infringement to any third party with respect to any of the Company Intellectual Property or has become aware of facts or circumstances evidencing the infringement by any third party of any of the Company Intellectual Property, and no claim or controversy with respect to any such alleged infringement currently exists.

            (f) The execution, delivery and performance of this Agreement by Graphite and the consummation by Graphite of the Merger will not: (i) constitute a breach by Graphite or the Subsidiaries of any instrument or agreement governing any Company Intellectual Property owned by or licensed to Graphite or any of the Subsidiaries, (ii) pursuant to the terms of any license or agreement relating to any Company Intellectual Property, cause the modification of any terms of any such license or agreement, including but not limited to the modification of the effective rate of any royalties or other payments provided for in any such license or agreement, (iii) cause the forfeiture or termination of any Company Intellectual Property under the terms thereof, (iv) give rise to a right of forfeiture or termination of any Company Intellectual Property under the terms thereof, or (v) impair the right of Graphite, the Subsidiaries, the Surviving Company or BPK to make, have made, offer for sale, use, sell, export or license any Company Intellectual Property or portion thereof pursuant to the terms thereof.

      3.9   No Undisclosed Liabilities.

            Except as disclosed in the Financial Statements or Schedule 3.9, neither Graphite nor any of its subsidiaries has no material liabilities, indebtedness or obligations, except those that have been incurred in the ordinary course of business, whether known or unknown, absolute, accrued, contingent or otherwise, and whether due or to become due, and to the Knowledge of Graphite, there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a liability, indebtedness or obligation.

      3.10  Related Party Transactions.

            Except as provided on Schedule 3.10:

            (a) There is no indebtedness between Graphite or any of its Subsidiaries, on the one hand, and any officer, director or Affiliate (other than Graphite or any of its Subsidiaries) of Graphite or the Subsidiaries, on the other hand, other than usual and customary advances made in the ordinary course of business;

            (b) No officer, director or Affiliate of Graphite or any of its Subsidiaries provides or causes to be provided any assets, services (other than services as an, officer, manager, director or employee) or facilities to Graphite or any of its Subsidiaries;

            (c) Neither Graphite nor any of its Subsidiaries provides or causes to be provided any assets, services or facilities to any officer, director or Affiliate of Graphite or any of its Subsidiaries (other than as reasonably necessary for them to perform their duties as officers, directors or employees);

            (d) Neither Graphite nor any of its Subsidiaries beneficially owns, directly or indirectly, any investment in or issued by any such officer, director or Affiliate of Graphite or any of its Subsidiaries; and

            (e) No officer, director or Affiliate of Graphite or any of its Subsidiaries has any direct or indirect ownership interest in any Person with which Graphite or any of its Subsidiaries competes or has a business relationship other than an ownership interest that represents less than five percent (5%) of the outstanding equity interests in a publicly traded company.

      3.11  Litigation.

            Except for the matters set forth in Schedule 3.11, there is no action, claim, suit, litigation, proceeding, or governmental investigation ("Action") instituted, pending or threatened against Graphite or any of its Subsidiaries that, individually or in the aggregate, directly or indirectly, would be reasonably likely to have a Material Adverse Effect, nor is there any outstanding judgment, decree or injunction, in each case against Graphite or its Subsidiaries, that, individually or in the aggregate, has or would be reasonably likely to have a Material Adverse Effect.

      3.12  Taxes.

            Graphite and its Subsidiaries have timely filed (or have had timely filed on their behalf) with the appropriate tax authorities all tax returns required to be filed by them or on behalf of them, and each such tax return was complete and accurate in all material respects, and Graphite and its Subsidiaries have timely paid (or have had paid on their behalf) all material Taxes due and owing by it, regardless of whether required to be shown or reported on a tax return, including Taxes required to be withheld by it. No deficiency for a material Tax has been asserted in writing or otherwise, to Graphite's Knowledge, against Graphite or any Subsidiary or with respect to any Assets, except for asserted deficiencies that either (i) have been resolved and paid in full or (ii) are being contested in good faith. There are no material Liens for Taxes upon the Assets.

      3.13  Insurance.

            Schedule 3.13 sets forth a list of all of Graphite's key-man life insurance policies and other insurance policies material to the current and proposed business of Graphite. Graphite maintains insurance covering its assets, business, equipment, properties, operations, employees, officers, directors and managers with such coverage, in such amounts, and with such deductibles and premiums as are consistent with insurance coverage provided for other companies of comparable size and in comparable industries. All of such policies are in full force and effect and all premiums payable have been paid in full and Graphite is in full compliance with the terms and conditions of such policies. Graphite has not received any notice from any issuer of such policies of its intention to cancel or refusal to renew any policy issued by it or of its intention to renew any such policy based on a material increase in premium rates other than in the ordinary course of business. None of such policies are subject to cancellation by virtue of the consummation of the Merger. There is no claim by Graphite pending under any of such policies as to which coverage has been questioned or denied.

      3.14  Compliance.

            Except as disclosed on Schedule 3.14, Graphite and its Subsidiaries are in compliance with all foreign, federal, state and local laws and regulations of any Governmental Authority applicable to its operations or with respect to which compliance is a condition of engaging in the business thereof, except to the extent that failure to comply would not, individually or in the aggregate, have a Material Adverse Effect. Neither Graphite nor any of its Subsidiaries have received any notice asserting a failure, or possible failure, to comply with any such law or regulation, the subject of which notice has not been resolved as required thereby or otherwise to the satisfaction of the party sending the notice, except for such failure as would not, individually or in the aggregate, have a Material Adverse Effect. Graphite and its Subsidiaries hold all permits, licenses and franchises from Governmental Authorities required to conduct its business as it is now being conducted, except for such failures to have such permits, licenses and franchises that would not, individually or in the aggregate, have a Material Adverse Effect.

      3.15  Material Contracts.

            Except as set forth in Schedule 3.15, neither Graphite nor any of its Subsidiaries is a party to or bound by any Material Contract. The Material Contracts constitute all of the material agreements and instruments that are necessary and desirable to operate the business as currently conducted by Graphite and its Subsidiaries and as contemplated to be conducted. True, correct and complete copies of each Material Contract described and listed on Schedule
3.15 will be made available to BPK within ten (10) Business Days prior to the Closing. All of the Material Contracts are valid, binding and enforceable against the respective parties thereto in accordance with their respective terms. All parties to all of the Material Contracts have performed all obligations required to be performed to date under such Material Contracts, and neither Graphite, its Subsidiaries, nor, to the best of its Knowledge, any other party, is in default or in arrears under the terms thereof, and no condition exists or event has occurred which, with the giving of notice or lapse of time or both, would constitute a default thereunder. The consummation of this Agreement and the Merger will not result in an impairment or termination of any of the rights of Graphite or any of its Subsidiaries under any Material Contract. None of the terms or provisions of any Material Contract materially and adversely affects the business, prospects, financial condition or results of operations of Graphite.

      3.16  Labor Relations.

            Except as described on Schedule 3.16, as of the date of this Agreement (i) there are no activities or proceedings of any labor union to organize any non-unionized employees of Graphite or any of its Subsidiaries;
(ii) there are no unfair labor practice charges and/or complaints pending against Graphite or any of its Subsidiaries before the National Labor Regulations Board, or any similar foreign labor relations governmental bodies, or any current union representation questions involving employees of Graphite or any of its Subsidiaries; and (iii) there is no strike, slowdown, work stoppage or lockout, or threat thereof, by or with respect to any employees of Graphite or any of its Subsidiaries. As of the date of this Agreement, neither Graphite nor any of its Subsidiaries is a party to any collective bargaining agreements. There are no controversies pending or threatened between Graphite and its Subsidiaries and any of their respective employees, except for such controversies that would not be reasonably likely to have a Material Adverse Effect.

      3.17  Environmental Matters.

            Except for such matters that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect, Graphite and its Subsidiaries (i) have obtained all applicable permits, licenses and other authorizations that are required to be obtained under all applicable Environmental Laws by Graphite and its Subsidiaries in connection with their respective businesses; (ii) are in compliance with all terms and conditions of such required permits, licenses and authorizations, and with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in or arising from applicable Environmental Laws in connection with their respective businesses; (iii) have not received notice of any part or present violations of Environmental Laws in connection with their respective businesses, or of any spill, release, event, incident, condition or action or failure to act in connection with their respective businesses that is reasonably likely to prevent continued compliance with such Environmental Laws, or which would give rise to any common law environmental liability or liability under Environmental Laws, or which would otherwise form the basis of any Action against Graphite or its Subsidiaries based on or resulting from the manufacture, processing, use, treatment, storage, disposal, transport, or handling, or the emission, discharge or release into the environment, of any hazardous material by any Person in connection with Graphite's or its Subsidiaries' respective businesses; and (iv) have taken all actions required under applicable Environmental Laws to register any products or materials required to be registered by Graphite or its Subsidiaries thereunder in connection with their respective businesses.

      3.18  Absence of Certain Changes or Events.

            Except as set forth on Schedule 3.18 or as otherwise contemplated by this Agreement, since December 31, 2005, (i) there has been no change or development in, or effect on, Graphite or any of its Subsidiaries that has or could reasonably be expected to have a Material Adverse Effect, (ii) neither Graphite nor any of its Subsidiaries has sold, transferred, disposed of, or agreed to sell, transfer or dispose of, any material amount of Assets other than in the ordinary course of business, (iii) neither Graphite nor any of its Subsidiaries any has paid any dividends or distributed any Assets to any officer, director or shareholder of Graphite, (iv) neither Graphite nor any of its Subsidiaries has acquired any material amount of Assets except in the ordinary course of business, nor acquired or merged with any other business, (v) neither Graphite nor any of its Subsidiaries has waived or amended any of their respective material contractual rights except in the ordinary course of business, and (vi) neither Graphite nor any of its Subsidiaries has entered into any agreement to take any action described in clauses (i) through (v) above.

      3.19  Investment Intent.

            BPK Common Shares and BPK Preferred Shares being acquired by the Principal Shareholders in connection with the Merger are being acquired for the respective Principal Shareholders' own account for investment purposes only and not with a view to, or with any present intention of, distributing or reselling any of such shares. Each Principal Shareholder acknowledges and agrees that the BPK Common Shares and BPK Preferred Shares have not been registered under the Securities Act or under any state securities laws, and that BPK Common Shares or BPK Preferred Shares may not be, directly or indirectly, sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and applicable state securities laws, except pursuant to an available exemption from such registration. The Principal Shareholders also acknowledge and agree that neither the SEC nor any state securities commission nor other Governmental Authority has (a) approved the issuance of the BPK Common Shares or BPK Preferred Shares or passed upon or endorsed the merits of the BPK Common Shares or BPK Preferred Shares, this Agreement or the Merger; or (b) confirmed the accuracy of, determined the adequacy of, or reviewed this Agreement. The Principal Shareholders have such Knowledge, sophistication and experience in financial, tax and business matters in general, and investments in securities in particular, that they are capable of evaluating the merits and risks of this investment in BPK Common Shares and BPK Preferred Shares, and each Principal Shareholder has made such investigations in connection herewith as be deemed necessary or desirable so as to make an informed investment decision without relying upon BPK for legal or tax advice related to this investment.

      3.20  Employee Benefit Matters.

            Neither Graphite nor any Subsidiaries are a party to, or since their respective inceptions have been a party to, any Employee Benefit Plans, programs, arrangements or agreements, whether formal or informal, whether in writing or otherwise, with respect to which Graphite or a Subsidiary has or may have any obligation or that are maintained, contributed to or sponsored by Graphite or the Subsidiary for the benefit of any current or former director, officer or employee of Graphite or the Subsidiary. Neither Graphite nor any Subsidiary has a current or projected liability in respect of post-employment or post-retirement health, medical or life insurance benefits for any of its retired, former or current employees. There is no contract, plan or arrangement, written or otherwise, covering any employee or former employee of Graphite or any Subsidiary that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of
Section 280G of the Code and, except as contemplated by this Agreement, no employee or former employee of Graphite or any Subsidiary will become entitled to any bonus, retirement, severance, job security or similar benefit or enhancement of such benefit (including acceleration of vesting or exercise of an incentive award) as a result of the Merger. Neither Graphite nor any Subsidiary has any express or implied commitment to: (i) create, incur liability with respect to or cause to exist, any Employee Benefit Plan, program, arrangement or agreement; or (ii) enter into any contract or agreement to provide compensation or benefits to any individual.

      3.21  Brokers and Finders Fees.

            Neither Graphite or any of its Subsidiaries nor any of their respective officers, directors, employees or managers has employed any broker or finder or incurred any liability for any investment banking fees, brokerage fees, commissions or finders fees in connection with the Merger for which Graphite or any of its Subsidiaries has or could have any liability.

      3.22  Company Information

            (a) Graphite and the Principal Shareholders have provided BPK with a business plan (the "Business Plan") describing Graphite's assets, liabilities, operations, financial condition, current and proposed business, principal customers, the identity, business experience, education, and certain other information regarding its directors and officers (including involvement in any legal proceedings, or being the subject of any investigation by, or proceeding of, any governmental authority or self regulatory organization such as the
NASD), capitalization, principal shareholders, any and all transactions or relationships between Graphite and any of its directors, officers or principal shareholders, any pending or threatened legal proceedings and any proposed acquisitions. A true and correct copy of the Business Plan is attached hereto as
Exhibit 3.22. Graphite and the Principal Shareholders understand that the Business Plan will be used by BPK in connection with the offer and sale of securities of BPK, that BPK will rely upon the Business Plan without independent investigation or verification thereof, that BPK will assume no responsibility for the accuracy or completeness of the Business Plan, and that Graphite and the Principal Shareholders will be solely responsible for the contents of the Business Plan.

            (b) Graphite and the Principals Shareholders represent and warrant that the Business Plan is true and complete and is not misleading and does not and will not, as of the date of the Closing hereunder, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Closing an event occurs as a result of which the Business Plan (as then amended or supplemented) would or might include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, Graphite will notify BPK promptly. Graphite and the Principal Shareholders authorize BPK to provide the Business Plan to potential investors and agree that they will not distribute or otherwise transmit the Business Plan to any potential investors without the prior approval of BPK.

      3.23  Real Property.

            Graphite has the right to use all real property necessary for the conduct of its business as presently conducted. Schedule 3.23 identifies all such real property. Except as set forth in the Schedule 3.23, Graphite is not a party to any leases of real property. The Company is the lessee under the real estate leases described on Schedule 3.23. True, correct and complete copies of said leases and any amendments, extensions and renewals thereof have heretofore been delivered by the Company to the Purchaser. The Company enjoys quiet and undisturbed possession under each of said leases. The Company's interest in each of such leases is free and clear of any Encumbrances, is not subject to any deeds of trust, assignments, subleases or rights of any third parties created by the Company, other than the lessor thereof. To the Knowledge of the Shareholders' Agent, the leased real estate is free and clear of any zoning or use or building restriction or any pending, proposed or Threatened zoning or use or building restriction which would interfere with the present or any intended use by the Company of any of such leased real estate. Said leases are valid and binding and in full force and effect, and the Company is not in default thereunder as to the payment of rent or otherwise. The consummation of the transactions contemplated by this Agreement will not constitute an event of default under any of said leases and the continuation, validity and effectiveness of such leases will not be adversely affected by the transactions contemplated by this Agreement.

      3.24  Termination of Business Relationships.

            No supplier of Graphite which cannot be replaced on commercially reasonable terms has evidenced to Graphite or the Principal Shareholders any intention to cancel or terminate its business relationship with Graphite. No key employee of Graphite has notified Graphite or the Principal Shareholders of his or her intent or desire to terminate employment with Graphite.

                                   ARTICLE IV

              REPRESENTATIONS AND WARRANTIES OF BPK AND MERGER SUB

      BPK and Merger Sub hereby make the following representations and warranties to Graphite and the Principal Shareholders:

      4.1   Organization and Qualification.

            BPK and Merger Sub are duly organized, validly existing and in good standing under the laws of their respective jurisdiction of organization, with the corporate power and authority to own and operate their respective business as presently conducted, except where the failure to be or have any of the foregoing would not have a Material Adverse Effect. BPK and Merger Sub are duly qualified as foreign corporations or other entities to do business and are in good standing in each jurisdiction where the character of their properties owned or held under lease or the nature of their activities makes such qualification necessary, except for such failures to be so qualified or in good standing as would not have a Material Adverse Effect.

      4.2   Authorization; Validity and Effect of Agreement.

            BPK and Merger Sub have the requisite corporate power and authority to execute, deliver and perform their respective obligations under this Agreement and to consummate the Merger. The execution and delivery of this Agreement by BPK and Merger Sub and the performance by BPK and Merger Sub of their respective obligations hereunder and the consummation of the Merger have been duly authorized by their respective boards of directors and all other necessary corporate action on the part of BPK and Merger Sub and no other corporate proceedings on the part of BPK or Merger Sub are necessary to authorize this Agreement and the Merger. This Agreement has been duly and validly executed and delivered by BPK and Merger Sub and, assuming that it has been duly authorized, executed and delivered by the other parties hereto, constitutes a legal, valid and binding obligation of BPK and Merger Sub, in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

      4.3   No Conflict; Required Filings and Consents.

            Neither the execution and delivery of this Agreement by BPK or Merger Sub nor the performance by BPK or Merger Sub of their respective obligations hereunder, nor the consummation of the Merger, will: (i) conflict with BPK's articles of incorporation or bylaws; (ii) conflict with Merger Sub's articles of incorporation or bylaws; (iii) violate any statute, law, ordinance, rule or regulation, applicable to BPK or any of the properties or assets of BPK; or (iv) violate, breach, be in conflict with or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or permit the termination of any provision of, or result in the termination of, the acceleration of the maturity of, or the acceleration of the performance of any obligation of BPK or Merger Sub, or result in the creation or imposition of any Lien upon any properties, assets or business of BPK or Merger Sub under, any Material Contract or any order, judgment or decree to which BPK is a party or by which it or any of its assets or properties is bound or encumbered except, in the case of clauses (ii), (iii) and (iv), for such violations, breaches, conflicts, defaults or other occurrences which, individually or in the aggregate, would not have a material adverse effect on its obligation to perform its covenants under this Agreement.

      4.4   Capitalization.

            (a) The authorized capital stock of BPK consists of 100,000,000 shares of common stock, $.001 par value per share, and 10,000,000 shares of preferred stock, $.001 par value per share. There are issued and outstanding (i) 54,259,503 shares of BPK Common Stock, (ii) options to acquire 600,000 shares of BPK Common Stock, with a weighted average exercise price of $0.1367 per share,
(iii) shares reserved to be issued in connection with convertible loans to acquire 9,615,385 shares of BPK Common Stock, (iv) warrants to acquire 10,994,995 shares of BPK Common Stock, with a weighted average exercise price of $0.2472 per share, and (iv) 829,755 shares of Series B Convertible Preferred Stock. All shares of capital stock of BPK outstanding as of the date of this Agreement have been duly authorized and validly issued, are fully paid and non-assessable, and are free of preemptive rights. After issuing the BPK Common Shares, the number of authorized and unissued shares of BPK Common Stock will be insufficient to cover the full amount issuable upon conversion of the BPK Preferred Shares issuable hereunder.

            (b) The authorized capital stock of Merger Sub consists solely of 1,000 shares of common stock, $.001 par value per share, of which 100 shares are issued and outstanding and owned of record and beneficially by BPK. All shares of capital stock of Merger Sub outstanding as of the date of this Agreement have been duly authorized and validly issued, are fully paid and non-assessable, and are free of preemptive rights.

      4.5   SEC Reports and Financial Statements.

            BPK has filed with the SEC, and has heretofore made available to Graphite true and complete copies of, all forms, reports, schedules, statements and other documents required to be filed by it under the Exchange Act or the Securities Act (as such documents have been amended since the time of their filing, collectively, the "BPK SEC Documents"). As of their respective dates or, if amended, as of the date of the last such amendment, BPK SEC Documents, including any financial statements or schedules included therein: (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, and (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder. Each of the financial statements included in BPK SEC Documents have been prepared from, and are in accordance with, the books and records of BPK, comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the financial positions and the results of operations and cash flows of BPK as of the dates thereof or for the periods presented therein (subject, in the case of unaudited statements, to normal year-end audit adjustments not material in amount).

      4.6   Transaction Fees.

            Neither BPK or Merger Sub, nor any of their respective officers, directors, employees or managers, has employed any broker, finder, advisor or consultant, or incurred any liability for any investment banking fees, brokerage fees, commissions or finders' fees, advisory fees or consulting fees in connection with the Merger for which BPK or Merger Sub has or could have any liability.

      4.7   No Undisclosed Liabilities.

            Except as disclosed in the BPK SEC Documents, neither BPK nor Merger Sub has any material liabilities, indebtedness or obligations, except those that have been incurred in the ordinary course of business, whether known or unknown, absolute, accrued, contingent or otherwise, and whether due or to become due, and to the Knowledge of BPK, there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a liability, indebtedness or obligation.

                                   ARTICLE V

                                CERTAIN COVENANTS

      5.1   Conduct of Business by Graphite and the Subsidiaries.

            (a) Except (i) as expressly permitted by this Agreement, (ii) as required by applicable law or any Material Contract to which Graphite or any of its Subsidiaries is a party or by which any Asset is bound, (iii) with the consent of BPK or (iv) as set forth on Schedule 5.1, during the period commencing with the date of this Agreement and continuing until the Closing Date, Graphite and its Subsidiaries shall conduct their business in all material respects in the ordinary and usual course consistent with past practice and use their commercially reasonable efforts to preserve intact their respective business organizations and relationships with third parties and keep available the services of their respective present officers and employees.

            (b) Without limiting the generality of Section 5.1(a), during the period commencing with the date of this Agreement and continuing until the Closing Date, neither Graphite nor any of its Subsidiaries shall:

                  (i) adopt or propose any change in their respective articles of incorporation, bylaws or other constitutional documents, except for changes which would not have Material Adverse Effect;

                  (ii) (A) issue, authorize or sell any equity or debt securities, (B) issue, authorize or sell any securities convertible into, or options with respect to, or warrants to purchase or rights to subscribe for, any equity or debt securities, (C) split, combine, reclassify or make any other change in their respective issued and outstanding equity or debt securities, (D) redeem, purchase or otherwise acquire any of their respective equity or debt securities, or (E) declare any dividend or make any distribution with respect to their equity or debt securities;

                  (iii) (A) increase in any manner the compensation of, or enter into any new bonus or incentive agreement or arrangement with, any of their respective directors, officers, employees or managers other than increases in compensation in the ordinary course of business and consistent with past practice and that are not material in the aggregate, (B) pay or agree to pay any pension, retirement allowance or other employee benefit to any director, officer, employee or manager, whether past or present, other than as required by applicable law, contracts or plan documents in effect on the date of this Agreement, (C) enter into any new employment, severance, consulting, or other compensation agreement with any director, officer, employee or manager or other person other than in connection with any new hires or promotions in the ordinary course and consistent with past practice, or (D) commit themselves to any additional pension, profit-sharing, deferred compensation, group insurance, severance pay, retirement or other employee benefit plan, fund or similar arrangement, or adopt or amend or commit themselves to adopt or amend any of such plans, funds or similar arrangements in existence on the date hereof;

                  (iv) (A) enter into, extend, renew or terminate any Material Contract, or make any change in any Material Contracts, (B) reclassify any assets or liabilities, or (C) do any other act that (x) would cause any representation or warranty of Graphite in this Agreement to be or become untrue in any material respect, or (y) could reasonably be expected to have a Material Adverse Effect;

                  (v) (A) sell, transfer, lease or otherwise dispose of any Assets other than in the ordinary course of business consistent with prior practice, (B) create or permit to exist any new Lien or Encumbrance on any Assets (iii) assume, incur or guarantee any obligation for borrowed money other than in the ordinary course of business consistent with past practices, (iv) enter into any joint venture, partnership or other similar arrangement, (v) make any investment in or purchase any securities of any Person, (vi) incur any indebtedness, issue or sell any new debt securities, enter into any new credit facility or make any capital expenditures, or (vii) merge or consolidate with any other Person or acquire any other Person or a business, division or product line of any other Person (except as provided for in this Agreement);

                  (vi) make any change in any method of accounting or accounting practice except as required (a) by reason of a concurrent change in law, SEC guidelines or GAAP, or (b) by reason of a change in Graphite's or any of its Subsidiaries' method of accounting practices that, due to law, SEC guidelines or requirements, or GAAP, requires a change in any method of accounting or accounting practice; or

                  (vii) settle or compromise any material Tax liability, make or change any material Tax election, or file any tax return other than a tax return filed in the ordinary course of business and prepared in a manner consistent with past practice;

      5.2   Access to Information.

            At all times prior to the Closing or the earlier termination of this Agreement in accordance with the provisions of Article VIII, and in each case subject to Section 5.3 below, each party hereto shall provide to the other party (and the other party's authorized representatives) reasonable access during normal business hours and upon reasonable prior notice to the premises, properties, books, records, assets, liabilities, operations, contracts, personnel, financial information and other data and information of or relating to such party (including without limitation all written proprietary and trade secret information and documents, and other written information and documents relating to intellectual property rights and matters), and will cooperate with the other party in conducting its due diligence investigation of such party, provided that the party granted such access shall not interfere unreasonably with the operation of the business conducted by the party granting access, and provided that no such access need be granted to privileged information or any agreements or documents subject to confidentiality agreements.

      5.3   Confidentiality; No Solicitation.

            (a) Confidentiality. Each party shall hold, and shall cause its respective Affiliates and representatives to hold, all Confidential Information made available to it in connection with the Merger in strict confidence, shall not use such information except for the sole purpose of evaluating the Merger and shall not disseminate or disclose any of such information other than to its directors, officers, managers, employees, shareholders, interest holders, Affiliates, agents and representatives, as applicable, who need to know such information for the sole purpose of evaluating the Merger (each of whom shall be informed in writing by the disclosing party of the confidential nature of such information and directed by such party in writing to treat such information confidentially). If this Agreement is terminated pursuant to the provisions of
Article VIII, each party shall immediately return to the other party all such information, all copies thereof and all information prepared by the receiving party based upon the same. The above limitations on use, dissemination and disclosure shall not apply to Confidential Information that (i) is learned by the disclosing party from a third party entitled to disclose it; (ii) becomes known publicly other than through the disclosing party or any third party who received the same from the disclosing party, provided that the disclosing party had no Knowledge that the disclosing party was subject to an obligation of confidentiality; (iii) is required by law or court order to be disclosed by the parties; or (iv) is disclosed with the express prior written consent thereto of the other party. The parties shall undertake all necessary steps to ensure that the secrecy and confidentiality of such information will be maintained in accordance with the provisions of this subsection (a). Notwithstanding anything contained herein to the contrary, in the event a party is required by court order or subpoena to disclose information which is otherwise deemed to be confidential or subject to the confidentiality obligations hereunder, prior to such disclosure, the disclosing party shall: (i) promptly notify the non-disclosing party and, if having received a court order or subpoena, deliver a copy of the same to the non-disclosing party; (ii) cooperate with the non-disclosing party, at the expense of the non-disclosing party, in obtaining a protective or similar order with respect to such information; and (iii) provide only that amount of information as the disclosing party is advised by its counsel is necessary to strictly comply with such court order or subpoena.

            (b) No Solicitation. Except as otherwise contemplated in this Agreement, neither Graphite nor any Subsidiary shall, directly or indirectly, solicit any inquiries or proposals for, or enter into or continue or resume any discussions with respect to or enter into any negotiations or agreements relating to, the sale or exchange of all or a substantial part of the Assets. Graphite shall promptly notify BPK if any such proposal or offer, or any inquiry or contact with any Person or entity with respect thereto, is made.

      5.4   Best Efforts; Consents.

            Subject to the terms and conditions herein provided, each of BPK, Merger Sub and Graphite agrees to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the Merger and to cooperate with the others in connection with the foregoing, including using its reasonable efforts to (i) obtain all waivers, consents and approvals from other parties to loan agreements, leases, mortgages and other contracts necessary for the consummation of the Merger, (ii) make all filings with, and obtain all consents, approvals and authorizations that are required to be obtained from, Governmental Authorities, (iii) lift or rescind any injunction, restraining order, decree or other order adversely affecting the ability of the parties hereto to consummate the Merger, (iv) effect all necessary registrations and filings and submissions of information requested by Governmental Authorities, and (v) fulfill all conditions to this Agreement. Each of BPK, Merger Sub and Graphite shall use all reasonable efforts to prevent the entry, enactment or promulgation of any threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the parties hereto to consummate the Merger.

      5.5   Further Assurances.

            Subject to Section 5.4, each of the parties hereto agrees to use its reasonable best efforts before and after the Closing Date to take or cause to be taken all action, to do or cause to be done, and to assist and cooperate with the other party hereto in doing, all things necessary, proper or advisable under applicable laws to consummate and make effective, in the most expeditious manner practicable, the Merger, including, but not limited to: (i) the satisfaction of the conditions precedent to the obligations of any of the parties hereto; (ii) to the extent consistent with the obligations of the parties set forth in
Section 5.4, the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the performance of the obligations hereunder; and (iii) the execution and delivery of such instruments, and the taking of such other actions, as the other party hereto may reasonably require in order to carry out the intent of this Agreement.

      5.6   Public Announcements.

            BPK, Merger Sub and Graphite shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Merger or this Agreement, and shall not issue any other press release or make any other public statement without the prior written consent of the other parties, except as may be required by law or, with respect to BPK, by obligations pursuant to rule or regulation of the Exchange Act, the Securities Act, any rule or regulation promulgated thereunder or any rule or regulation of the National Association of Securities Dealers.

      5.7   Notification of Certain Matters.

            Each party hereto shall promptly notify the other party in writing of any events, facts or occurrences that would result in any breach of any representation or warranty or breach of any covenant by such party contained in this Agreement.

      5.8   Prohibition on Trading in Company Securities.

            Graphite and the Principal Shareholders acknowledge that information concerning the matters that are the subject matter of this Agreement may constitute material non-public information under United States federal securities laws, and that United States federal securities laws prohibit any Person who has received material non-public information relating to BPK from purchasing or selling securities of BPK, or from communicating such information to any Person under circumstances in which it is reasonably foreseeable that such Person is likely to purchase or sell securities of BPK. Accordingly, until such time as any such non-public information has been adequately disseminated to the public, neither Graphite nor any of the Principal Shareholders shall purchase or sell any securities of BPK, or communicate such information to any other Person.

      5.9   [Intentionally Omitted].

      5.10  Investment Letters.

            At or prior to Closing, Graphite shall deliver to BPK investment letters in the form attached hereto as Exhibit 5.10 executed by each Graphite Shareholder listed on Schedule 3.5(a).

      5.11  Audited Financial Statements.

            At the Closing, Graphite shall deliver to BPK a consolidated balance sheet at March 31, 2005 and consolidated income statements and statements of cash flows for the fiscal years ended March 31, 2005 audited by an SEC-registered independent accountant, and shall have its consolidated balance sheets, income statements and statements of cash flows for each interim period subsequent to March 31, 2005, reviewed by an SEC-registered independent accountant (collectively, the "Audited Financial Statements"). The Audited Financial Statements (including the notes thereto) shall present fairly in all material respects the financial position and results of operations and cash flows of Graphite at the dates or for the periods set forth therein, in each case in accordance with GAAP applied on a consistent basis throughout the periods involved and in accordance with all applicable SEC rules and regulations (except as otherwise indicated therein). The Audited Financial Statements shall be prepared from and in accordance with the books and records of Graphite. Graphite shall cause its independent accountant to consent to BPK's use of and reliance on the Audited Financial Statements as may be required in connection with any filings made by BPK under the United States federal securities laws.

      5.12  Additional Company Information.

            At the Closing, Graphite shall deliver to BPK, written information regarding Graphite, its business, properties, liquidity and capital resources, officers, directors, principal shareholders, material pending litigation and any and all such other matters as BPK shall request (collectively, the "Additional Company Information") and that BPK is required to file with the SEC under applicable United States federal securities laws including, but not limited to, Items 2.01(f) and 5.01(a)(8) of SEC Form 8-K.

      5.13  Graphite Options and Warrants.

            Graphite covenants and agrees that:

            (a) At and immediately prior to the Closing, with the exception of this Agreement, there shall be no outstanding (i) options, warrants, agreements, conversion rights, preemptive rights, or other rights to purchase or otherwise acquire any Graphite Common Stock or Graphite Preferred Stock, or (ii) obligations of any Person to repurchase, redeem or otherwise acquire any Graphite Common Stock or Graphite Preferred Stock; and

            (b) At and immediately prior to the Closing, there shall be no (i) voting trusts or other agreements or understandings to which any Graphite Shareholder shall be a party with respect to the voting of the Graphite Common Stock or Graphite Preferred Stock, or (ii) issued and outstanding indebtedness of Graphite having general voting rights.

      5.14  BPK and Graphite Capitalization.

            (a) Immediately prior to the Closing, Graphite shall provide BPK with a revised capitalization table substantially in the form of Schedule 3.5(a) and shall update Section 3.5(a) to reflect any changes in the capitalization of Graphite occurring after the date hereof and prior to the Closing.

            (b) Immediately prior to the Closing, BPK shall update Section 4.4 to reflect any changes in the capitalization of BPK occurring after the date hereof and prior to the Closing.

      5.15  Registration Rights.

            BPK Common Shares and shares of BPK Common Stock issuable upon exercise of the BPK Preferred Shares to be issued to the Graphite Shareholders shall have the registration rights set forth in Exhibit 5.15.

      5.16  Board of Directors.

            On or before the Closing, BPK shall take all necessary action to (i) increase the size of its Board of Directors to seven and to appoint Thomas Dugan, Derek Hirsch, James Olive, Alvin Marshall, Edward Ryan, Buddy Johns, and Bertil Akesson (the "Company Designees") to serve as directors of BPK, effective as of the Closing; and (ii) obtain the resignation of all of its directors and officers, effective as of the Closing. BPK shall comply with and immediately take all actions required pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in order to fulfill its obligations under this
Section 5.16, including mailing to its shareholders, the information required by such Section 14(f) and Rule 14f-1 as is necessary to enable Graphite Designees to be appointed to BPK's Board of Directors (the "Information Statement"). Graphite shall supply BPK with all information with respect to, and be solely responsible for all information with respect to, Graphite, Graphite Designees and its officers, directors and affiliates required by such Section 14(f) and Rule 14f-1.

      5.17  [Intentionally Omitted].

      5.18  Lock-Up.

            In addition to any prohibition on transfers or sales under applicable federal or state securities laws, all founders, directors, officers and consultants who are holders of capital stock of Graphite, including the Principal Shareholders, shall not sell, transfer, encumber or otherwise dispose of any of the BPK Common Shares or any shares of BPK Common Stock issued upon conversion of the BPK Preferred Shares for a period of twelve (12) months following the Closing. Schedule 5.18 attached hereto lists those Graphite Shareholders not subject to the lock-up restrictions set forth in this Section 5.18, together with the number of BPK Common Shares, BPK Series D Preferred Shares and BPK Series E Preferred Shares to be issued to such Graphite Shareholders pursuant to this Agreement.

                                   ARTICLE VI

                    CONDITIONS TO CONSUMMATION OF THE MERGER

      6.1   Conditions to Obligations of Graphite and the Principal
            Shareholders.

            The obligations of Graphite and the Principal Shareholders to consummate the Merger shall be subject to the fulfillment, or written waiver by Graphite or the Principal Shareholders, at or prior to the Closing, of each of the following conditions:

            (a) The representations and warranties of BPK and Merger Sub set out in this Agreement shall be true and correct in all material respects at and as of the time of the Closing as though such representations and warranties were made at and as of such time, except that the representations and warranties set forth in Section 4.4 shall be updated as provided in Section 5.15(b);

            (b) BPK and Merger Sub shall have performed and complied in all material respects with all covenants, conditions, obligations and agreements required by this Agreement to be performed or complied with by BPK and Merger Sub, respectively, on or prior to the Closing Date;

            (c) BPK shall have delivered to Graphite an officer's certificate of each of BPK and Merger Sub to the effect that the conditions set forth in
Section 6.1(a) and (b) have been satisfied;

            (d) BPK shall have delivered to Graphite any certificates evidencing BPK Common Shares or BPK Preferred Shares in accordance with Section 2.2(b)(i).

            (e) BPK shall have delivered to Graphite at the Closing a fully executed irrevocable proxy from BP Investment Group LLC ("BPIG"), who currently holds 27,692,305 shares of BPK Common Stock, in form and substance acceptable to Graphite and its counsel, constituting and appointing Harold T. King proxy, with full power of substitution in order to vote all shares of BPK's common stock registered in BPIG's name on BPK's books and records as of the date hereof in favor of either a reverse stock split of the issued and outstanding shares of BPK Common Stock or increase in the number of shares of BPK Common Stock BPK is authorized to issue and in favor of establishing options for management, advisors, consultants and persons management may designate (the "Management Options"), which in the aggregate shall represent the right to purchase the number of shares of BPK Common Stock that, when and if all are exercised, would result in the issuance of the number of shares of BPK Common Shares equivalent to 20,000,000 shares of BPK Common Stock (the "Management Shares"), or that number of Management Shares resulting from a reverse split of the issued and outstanding shares of BPK Common Stock as and if the Management Shares were issued prior to the reverse split of BPK Common Stock at any meeting of the stockholders of BPK to consider such actions.

      6.2   Conditions to Obligations of BPK and Merger Sub.

            The obligations of BPK and Merger Sub to consummate the Merger shall be subject to the fulfillment or written waiver by BPK or Merger Sub, at or prior to the Closing, of each of the following conditions:

            (a) The representations and warranties of Graphite and the Principal Shareholders set out in this Agreement shall be true and correct in all material respects at and as of the time of the Closing as though such representations and warranties were made at and as of such time, except that the representations and warranties set forth in Section 3.5 shall be updated as provided in Section 5.18(a);

            (b) Graphite and the Principal Shareholders shall have performed and complied in all material respects with all covenants, conditions, obligations and agreements required by this Agreement to be performed or complied with by Graphite or the Principal Shareholders on or prior to the Closing Date;

            (c) Graphite shall have delivered to BPK and Merger Sub a certificate of the Secretary of Graphite and the Principal Shareholders to the effect that the conditions set forth in Section 6.2(a) and (b) hereof have been satisfied;

            (d) Graphite shall have delivered to BPK and Merger Sub any certificates evidencing the Graphite Shares and any agreement relating to the Graphite Shares in accordance with 2.2(a)(i) & (ii);

            (e) Graphite shall have delivered to BPK and Merger Sub the Audited Financial Statements described in Section 5.11;

            (f) Graphite shall have delivered to BPK and Merger Sub the Additional Company Information described in Section 5.12;

            (g) BPK and Merger Sub shall have completed a due diligence review of the business, operations, financial condition and prospects of Graphite and shall have been satisfied with the results of their due diligence review in their sole and absolute discretion;

            (h) The Graphite Shareholders shall have approved the Merger in accordance with the DGCL; and

            (i) No Graphite Shareholder shall assert any dissenters' rights under the DGCL.

      6.3 Other Conditions to Obligations of Graphite, the Principal Shareholders, BPK and Merger Sub.

            The obligations of BPK, Merger Sub and Graphite to consummate the Merger shall be subject to the fulfillment, or written waiver by each of BPK, Merger Sub and Graphite, at or prior to the Closing, of each of the following conditions:

            (a) All director, shareholder, lender, lessor and other parties' consents and approvals, as well as all filings with, and all necessary consents or approvals of, all federal, state and local governmental authorities and agencies, as are required under this Agreement, applicable law or any applicable contract or agreement (other than as contemplated by this Agreement) to complete the Merger shall have been secured; and

            (b) No statute, rule, regulation, executive order, decree, preliminary or permanent injunction, or restraining order shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits or restricts the consummation of the Merger.

                                  ARTICLE VII

                                 INDEMNIFICATION

      7.1   Indemnification by the Principal Shareholders.

            During the period commencing on the Closing Date and ending on the date that is 12 months after the Closing Date, the Principal Shareholders shall indemnify and hold harmless Parent and Merger Sub and their respective officers, directors and shareholders (each an "Indemnified Party"), from and against any and all demands, claims, actions or causes of action, judgments, assessments, losses, liabilities, damages or penalties and reasonable attorneys' fees and related disbursements (collectively, "Claims") suffered by such Indemnified Party resulting from or arising out of any knowing (i) inaccuracy in or breach of any of the representations or warranties made by Graphite or the Principal Shareholders at the time they were made, and, except for representations and warranties that speak as of a specific date or time (which need only be true and correct as of such date or time), on and as of the Closing Date, (ii) breach or nonfulfillment of any covenants or agreements made by Graphite or the Principal Shareholders, and (iii) misrepresentation made by Graphite or the Principal Shareholders, in each case as made herein or in the Schedules or Exhibits annexed hereto or in any closing certificate, schedule or any ancillary certificates or other documents or instruments furnished by Graphite or the Principal Shareholders pursuant hereto or in connection with the Merger.

      7.2   Indemnification Procedures for Third-Party Claim.

            (a) Upon obtaining knowledge of any Claim by a third party that has given rise to, or is expected to give rise to, a claim for indemnification hereunder, BPK shall give written notice ("Notice of Claim") of such claim or demand to the Principal Shareholders, specifying in reasonable detail such information as the Indemnified Party may have with respect to such indemnification claim (including copies of any summons, complaint or other pleading that may have been served on it and any written claim, demand, invoice, billing or other document evidencing or asserting the same). Subject to the limitations set forth in Section 7.2(b) hereof, no failure or delay by BPK in the performance of the foregoing shall reduce or otherwise affect the obligation of the Principal Shareholders to indemnify and hold the Indemnified Party harmless, except to the extent that such failure or delay shall have actually adversely affected the Principal Shareholders' ability to defend against, settle or satisfy any Claims for which the Indemnified Party is entitled to indemnification hereunder.

            (b) If the claim or demand set forth in the Notice of Claim given by BPK pursuant to Section 7.2(a) hereof is a claim or demand asserted by a third party, the Principal Shareholders shall have fifteen (15) days after the date on which the Notice of Claim is delivered to notify Parent in writing of its election to defend such third party claim or demand on behalf of the Indemnified Party. If the Principal Shareholders elect to defend such third party claim or demand, Parent shall make available to the Principal Shareholders and its agents and representatives all records and other materials that are reasonably required in the defense of such third party claim or demand and shall otherwise cooperate with, and assist the Principal Shareholders in the defense of, such third party claim or demand, and so long as the Principal Shareholders is defending such third party claim in good faith, the Indemnified Party shall not pay, settle or compromise such third party claim or demand. If the Principal Shareholders elect to defend such third party claim or demand, the Indemnified Party shall have the right to participate in the defense of such third party claim or demand at the Principal Shareholders' expense. In the event, however, that such Indemnified

Party reasonably determines that representation by counsel to the Principal Shareholders of both the Principal Shareholders and such Indemnified Party could reasonably be expected to present counsel with a conflict of interest, then the Indemnified Party may employ separate counsel to represent or defend it in any such action or proceeding and the Principal Shareholders will pay the fees and expenses of such counsel. If the Principal Shareholders does not elect to defend such third party claim or demand or does not defend such third party claim or demand in good faith, the Indemnified Party shall have the right, in addition to any other right or remedy it may have hereunder, at the Principal Shareholders' expense, to defend such third party claim or demand; provided, however, that (i) such Indemnified Party shall not have any obligation to participate in the defense of or defend any such third party claim or demand; (ii) such Indemnified Party's defense of or its participation in the defense of any such third party claim or demand shall not in any way diminish or lessen the obligations of the Principal Shareholders under the agreements of indemnification set forth in this
Article VII; and (iii) such Indemnified Party may not settle any claim without the consent of the Principal Shareholders, which consent shall not be unreasonably withheld or delayed.

            (c) The Company and the Principal Shareholders, and Parent, Merger Sub and the other Indemnified Parties, if any, shall cooperate fully in all aspects of any investigation, defense, pre-trial activities, trial, compromise, settlement or discharge of any claim in respect of which indemnity is sought pursuant to this Article VII, including, but not limited to, by providing the other party with reasonable access to employees and officers (including as witnesses) and other information.

            (d) Except for third party claims being defended in good faith, the Principal Shareholders shall satisfy its obligations under this Article VII in respect of a valid claim for indemnification hereunder that is not contested by the Company in good faith in cash within thirty (30) days after the date on which Notice of Claim is delivered.

      7.3   Indemnification Procedures for Non-Third Party Claims.

            In the event any Indemnified Party should have an indemnification claim against the Principal Shareholders under this Agreement that does not involve a claim by a third party, the Indemnified Party shall promptly deliver notice of such claim to the Principal Shareholders in writing and in reasonable detail. The failure by any Indemnified Party to so notify the Principal Shareholders shall not relieve the Principal Shareholders from any liability that it may have to such Indemnified Party, except to the extent that Principal Shareholders have been actually prejudiced by such failure. If the Principal Shareholders do not notify the Indemnified Party within fifteen (15) Business Days following its receipt of such notice that the Principal Shareholders disputes such claim, such claim specified by the Principal Shareholders in such notice shall be conclusively deemed a liability of the Principal Shareholders under this Article VII and the Principal Shareholders shall pay the amount of such liability to the Indemnified Party on demand, or in the case of any notice in which the amount of the claim is estimated, on such later date when the amount of such claim is finally determined. If the Principal Shareholders dispute their liability with respect to such claim in a timely manner, the Principal Shareholders and the Indemnified Party shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be submitted to arbitration pursuant to Section 9.12.

      7.4   Limitations on Indemnification.

            (a) No claim for indemnification under this Article VII shall be asserted by an Indemnified Party, and no liability for such indemnify shall be enforced against the Principal Shareholders, to the extent the Indemnified Party has theretofore received indemnification or otherwise been compensated for such Claim. In the event that an Indemnified Party shall later collect any such amounts recovered under insurance policies with respect to any Claim for which it has previously received payments under this Article VII from the Principal Shareholders, such Indemnified Party shall promptly repay to the Principal Shareholders such amount recovered; provided, however, that in no event shall the amount repaid to the Principal Shareholders exceed the amount paid by the Principal Shareholders under this Article VII.

            (b) The liability of the Principal Shareholders under this Article VII shall be limited to the BPK Common Shares issued to the Principal Shareholders hereunder. The payment of any amounts due under this Article VII shall be made by delivery of BPK Common Shares to BPK valued at 75% of the average closing sales price of shares of BPK Common Stock during the thirty (30) day period preceding delivery of such shares.

      7.5   Exclusive Remedy.

            The indemnification provisions of this Article VII (i) shall, in the case of the representatives and warranties, be the exclusive remedy following the Closing with respect to breaches thereof, (ii) shall apply without regard to, and shall not be subject to, any limitation by reason of set-off, limitation or otherwise, and (iii) are intended to be comprehensive and not to be limited by any requirements of law concerning prominence of language or waiver of any legal right under any law (including, without limitation, rights under any workers compensation statute or similar statute conferring immunity from suit). The obligations of the parties set forth in this Article VII shall be conditioned upon the Closing having occurred.

                                  ARTICLE VIII

                                   TERMINATION

      8.1   Termination.

            This Agreement may be terminated at any time prior to the Closing:

            (a) by mutual consent of BPK, Merger Sub, Graphite and the Principal Shareholders;

            (b) by any of BPK, Merger Sub, Graphite or the Principal Shareholders if the Closing shall not have occurred on or before the Outside Date;

            (c) by BPK, Merger Sub, Graphite or the Principal Shareholders if any Governmental Authority shall have issued an injunction, order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting any material portion of the Merger and such injunction, order, decree, ruling or other action shall have become final and nonappealable;

            (d) by BPK, Merger Sub, Graphite or the Principal Shareholders upon written notice to the other party if any of the conditions to the Closing set forth in Section 6.3 shall have become incapable of fulfillment by the Outside Date and shall not have been waived in writing by BPK, Merger Sub, Graphite, or the Principal Shareholders, respectively.

            (e) by BPK or Merger Sub upon written notice to Graphite if any of the conditions to the Closing set forth in Section 6.2 shall have become incapable of fulfillment by the Outside Date and shall not have been waived in writing by BPK; or

            (f) by Graphite or the Principal Shareholders upon written notice to BPK if any of the conditions to the Closing set forth in Section 6.1 shall have become incapable of fulfillment by the Outside Date and shall not have been waived in writing by Graphite or the Principal Shareholders.

      8.2   Procedure and Effect of Termination.

            In the event of termination of this Agreement pursuant to Section
8.1 hereof, written notice thereof shall forthwith be given by the terminating party to the other party, and, except as set forth below, this Agreement shall terminate and be void and have no effect and the Merger shall be abandoned without any further action by the parties hereto; provided, however, that if such termination shall result from the failure of a party to perform a covenant, obligation or agreement in this Agreement or from the breach by BPK, Merger Sub, Graphite or the Principal Shareholders of any representation or warranty contained herein, such party shall be fully liable for any and all damages incurred or suffered by the other party as a result of such failure or breach. If this Agreement is terminated as provided herein:

            (a) each party hereto shall redeliver, and shall cause its agents (including, without limitation, attorneys and accountants) to redeliver, all documents, work papers and other material of each party hereto relating to the Merger, whether obtained before or after the date hereof; and

            (b) each party agrees that all Confidential Information received by BPK and Merger Sub, on the one hand, or Graphite and the Principal Shareholders, on the other hand, with respect to the other party, this Agreement or the Merger shall be kept confidential notwithstanding the termination of this Agreement.

                                   ARTICLE IX

                                  MISCELLANEOUS

      9.1   Entire Agreement.

            This Agreement and the Schedules and Exhibits hereto contain the entire agreement between the parties and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

      9.2   Amendment and Modifications.

            This Agreement may not be amended, modified or supplemented except by an instrument or instruments in writing signed by the party against whom enforcement of any such amendment, modification or supplement is sought.

      9.3   Extensions and Waivers.

            At any time prior to the Closing, the parties hereto entitled to the benefits of a term or provision may (a) extend the time for the performance of any of the obligations or other acts of the parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document, certificate or writing delivered pursuant hereto, or (c) waive compliance with any obligation, covenant, agreement or condition contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument or instruments in writing signed by the party against whom enforcement of any such extension or waiver is sought. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement.

      9.4   Successors and Assigns.

            This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided, however, that no party hereto may assign its rights or delegate its obligations under this Agreement without the express prior written consent of the other party hereto. Except as provided in Article VII, nothing in this Agreement is intended to confer upon any person not a party hereto (and their successors and assigns) any rights, remedies, obligations or liabilities under or by reason of this Agreement.

      9.5   Survival of Representations, Warranties and Covenants.

            The representations and warranties contained herein shall survive the Closing and shall thereupon terminate twelve (12) months after the Closing, except that (i) the representations contained in Sections 3.1, 3.2, 3.5, 3.9, 3.12, 3.17, 4.1, 4.2, and 4.4 shall survive indefinitely. All covenants and agreements contained herein which by their terms contemplate actions following the Closing shall survive the Closing and remain in full force and effect in accordance with their terms. All other covenants and agreements contained herein shall not survive the Closing and shall thereupon terminate.

      9.6   Headings; Definitions.

            The section and article headings contained in this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement. All references to sections or articles contained herein mean sections or articles of this Agreement unless otherwise stated. All capitalized terms defined herein are equally applicable to both the singular and plural forms of such terms.

      9.7   Severability.

            If any provision of this Agreement or the application thereof to any Person or circumstance is held to be invalid or unenforceable to any extent, the remainder of this Agreement shall remain in full force and effect and shall be reformed to render the Agreement valid and enforceable while reflecting to the greatest extent permissible the intent of the parties.

      9.8   Specific Performance.

            The parties hereto agree that in the event Graphite fails to consummate the Merger in accordance with the terms of this Agreement, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine. It is accordingly agreed that BPK and Merger Sub shall be entitled to specific performance in such event, without the necessity of proving the inadequacy of money damages as a remedy, in addition to any other remedy at law or in equity.

      9.9   Expenses.

            Whether or not the Merger is consummated, and except as otherwise expressly set forth herein, all legal and other costs and expenses incurred in connection with the Merger, including any legal and other costs and expenses incurred in compliance with the terms of this Agreement, shall be paid by the party incurring such expenses.

      9.10  Notices.

            All notices hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered personally, sent by documented overnight delivery service or, to the extent receipt is confirmed, telecopy, telefax or other electronic transmission service to the appropriate address or number as set forth below.

If to Graphite or Merger Sub:                      with a copy to:

BPK Resources, Inc.                                Fox Rothschild LLP
264 Union Boulevard, First Floor                   997 Lenox Drive, Building 3
Totowa, NJ 07512                                   Lawrenceville, NJ  08648
Attention: Chief Executive Officer                 Attention: Vincent A. Vietti,
                                                              Esquire

If to Graphite or the Principal Shareholders:      with a copy to:

Graphite Technology Group, Inc.                    Lehman & Eilen LLP
106 Lakeside Avenue                                Mission Bay Office Plaza
Delano, PA 18220                                   Suite 300
Attention: James E. Olive                          20283 State Road
                                                   Boca Raton, FL 33498
                                                   Attention: Hank Gracin, Esq.

      9.11  Governing Law.

            This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the laws that might otherwise govern under applicable principles of conflicts of laws thereof, except to the extent that the DGCL shall apply to the internal corporate governance of Graphite, the NGCL shall apply to the internal corporate governance of BPK and to the extent that the DGCL shall apply to the internal corporate governance of Merger Sub.

      9.12  Arbitration.

            If a dispute arises as to the interpretation of this Agreement, it shall be decided in an arbitration proceeding conforming to the Rules of the American Arbitration Association applicable to commercial arbitration then in effect at the time of the dispute. The arbitration shall take place in the State of New Jersey. The decision of the Arbitrators shall be conclusively binding upon the parties and final, and such decision shall be enforceable as a judgment in any court of competent jurisdiction. The parties shall share equally the costs of the arbitration.

      9.13  Counterparts.

            This Agreement may be executed in two or more counterparts and delivered via facsimile, each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement.

      9.14  Certain Definitions.

            As used herein:

            (a) "Affiliate" shall have the meanings ascribed to such term in Rule 12b 2 of the Exchange Act;

            (b) "Business Day" shall mean any day other than a Saturday, Sunday or a day on which federally chartered financial institutions are not open for business in New York City;

            (c) "Confidential Information" shall mean the existence and contents of this Agreement and the schedules and exhibits hereto, and all proprietary technical, economic, environmental, operational, financial and/or business information or material of one party that, prior to or following the Closing Date, has been disclosed by Graphite or any Subsidiary, on the one hand, or BPK or Merger Sub, on the other hand, in written, oral (including by recording), electronic, or visual form to, or otherwise has come into the possession of, the other;

            (d) "Employee Benefit Plan" shall mean: (i) each bonus, stock option, stock purchase, incentive compensation, deferred compensation and other equity compensation plan, program, agreement or arrangement; (ii) each severance or termination pay, medical, surgical, hospitalization, life insurance and other "welfare" plan, fund or program within the meaning of Section 3(1) of ERISA (whether or not subject to ERISA); (iii) each profit-sharing, stock bonus or other "pension" plan, fund or program (within the meaning of Section 3(2) of ERISA); (iv) each "employee benefit plan" within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA); (v) each employment, retention, termination, severance, change of control or compensation agreement; and (vi) each other employee benefit plan, fund, program, agreement or arrangement that is, in each case, sponsored, maintained or contributed to or required to be contributed to by Graphite, any Subsidiary or any third party, or to which Graphite, any Subsidiary or any third party is party, whether written or otherwise, for the benefit of any director, employee or former employee of Graphite or any Subsidiary;

            (e) "Encumbrances" shall mean any security or other property interest or right, claim, lien, pledge, option, charge, security interest, contingent or conditional sale, or other title claim or retention agreement, interest or other right or claim of third parties, whether perfected or not perfected, voluntarily incurred or arising by operation of law, and including any agreement (other than this Agreement) to grant or submit to any of the foregoing in the future;

            (f) "Environmental Law" shall mean any applicable statute, rule, regulation, law, bylaw, ordinance or directive of any Governmental Authority dealing with the pollution or protection of natural resources, the indoor or ambient environment, or the protection of human health or safety;

            (g) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

            (h) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder;

            (i) "GAAP" shall mean United States generally accepted accounting principles as in effect on the date or for the period with respect to which such principles are applied;

            (j) "Governmental Authority" shall mean any nation or government, any state, municipality or other political subdivision thereof and any entity, body, agency, commission or court, whether domestic, foreign or multinational, exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any executive official thereof;

            (k) "Intellectual Property" shall mean all of the following: (i) inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof, (ii) trademarks, service marks, trade dress, domain names, maskworks, logos, trade names and corporate names, including all goodwill associated therewith and all applications, registrations and renewals in connection therewith, (iii) copyrightable works, copyrights and all applications, registrations and renewals in connection therewith, (iv) trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals), (v) computer software, together with all translations, adaptations, derivations and combinations thereof (including data and related documentation), (vi) all other proprietary rights, and (vii) all copies and tangible embodiments thereof (in whatever form or medium);

            (l) "Knowledge" shall mean (i) with respect to an individual, knowledge of a particular fact or other matter, if such individual is aware of such fact or other matter, and (ii) with respect to a Person that is not an individual, knowledge of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, partner, executor, or trustee of such Person (or in any similar capacity) has, or at any time had, knowledge of such fact or other matter;

            (m) "Liens" shall mean liens, pledges, charges, claims, security interests, purchase agreements, options, title defects, restrictions on transfer or other encumbrances, or any agreements (other than this Agreement) to do any of the foregoing, of any nature whatsoever, whether consensual, statutory or otherwise;

            (n) "Material Adverse Effect" shall mean any adverse effect on the business, condition (financial or otherwise) or results of operation of the applicable entity and its subsidiaries, if any, which is material to the applicable entity and its subsidiaries, if any, taken as a whole;

            (o) "Material Contract" shall mean any oral, written or implied contracts, agreements, leases, powers of attorney, guaranties, surety arrangements, employment agreements, consulting agreements or other commitments, the liabilities or commitments associated therewith exceed, in the case of Graphite and its Subsidiaries collectively, $10,000 individually or $25,000 in the aggregate;

            (p) "Person" shall mean any individual, corporation, partnership, association, trust or other entity or organization, including a governmental or political subdivision or any agency or institution thereof;

            (q) "SEC" shall mean the Securities and Exchange Commission;

            (r) "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder; and

            (s) "Taxes" shall mean all taxes (whether U.S. federal, state, local or non-U.S.) based upon or measured by income and any other tax whatsoever, including, without limitation, gross receipts, profits, sales, levies, imposts, deductions, charges, rates, duties, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll and social security, employment, excise, stamp duty or property taxes, together with any interest, penalties, charges or fees imposed with respect thereto.

                  [Remainder of page intentionally left blank]

      IN WITNESS WHEREOF, BPK, Merger Sub, Graphite and the Principal Shareholders have caused this Agreement to be signed by their respective officers hereunto duly authorized, all as of the date first written above.

                                       BPK RESOURCES, INC.


                                       By: /s/ Christopher H. Giordano
                                          --------------------------------------
                                          Christopher H. Giordano
                                          President

                                       BPK RESOURCES ACQUISITION CORP.


                                       By: /s/ Christopher H. Giordano
                                          --------------------------------------
                                          Christopher H. Giordano
                                          President

                                       GRAPHITE TECHNOLOGY GROUP, INC.


                                       By: /s/ James E. Olive
                                          --------------------------------------
                                          James E. Olive
                                          Chief Executive Officer and Director


                                          /s/ Derek Hirsch
                                          --------------------------------------
                                          Derek Hirsch


                                          /s/ James E. Olive
                                          --------------------------------------
                                          James E. Olive

                                   SCHEDULE I

                     GRAPHITE SHAREHOLDERS AND ALLOCATION OF
                   BPK COMMON SHARES AND BPK PREFERRED SHARES

Common Shares Issued                               Graphite                                                Series D
(Graphite Technology Group, Inc.)              Technology Shares          %          Share Exchange        Preferred
--------------------------------------------------------------------------------------------------------------------
                                                                                       40,000,000            585,000

                                                                                           40.61%             59.39%

James Olive                                        1,350,000            9.13%           3,651,167             53,398
Cathy Olive                                          450,000            3.04%           1,217,056             17,799
Westervelt Capital, L.P.                             850,000            5.75%           2,298,883             33,621

Opal Partners, L.P.                                  856,413            5.79%           2,316,228             33,875

Derek Hirsch                                       1,155,221            7.81%           3,124,374             45,694
Robert Hirsch                                      1,155,221            7.81%           3,124,374             45,694
Kenneth Hirsch                                     1,155,221            7.81%           3,124,374             45,694
Beach Lane Capital                                   893,661            6.04%           2,416,967             35,348
9102 Quebec Inc.                                   1,874,449           12.67%           5,069,576             74,143
Harold King                                          500,000            3.38%           1,352,284             19,777

Hyo-Sook Sullivan                                    371,250            2.51%           1,004,071             14,685
Industry Capital Partners L.P.                       340,932            2.31%             922,074             13,485

Gary McLendon                                         25,000            0.17%              67,614                989

Bob Johnson                                          133,000            0.90%             359,708              5,261

Edward L. Ryan                                        57,500            0.39%             155,513              2,274

Edward O'Donnell                                      28,571            0.19%              77,272              1,130
Dianne Ward                                            5,714            0.04%              15,454                226
R&N Mandaro                                          150,000            1.01%             405,685              5,933

Awsum Corporation                                     69,500            0.47%             187,968              2,749

Kevin Ryan                                            60,000            0.41%             162,274              2,373
Albert Lawther                                        50,000            0.34%             135,228              1,978
Stuart Duncan                                         53,846            0.36%             145,630              2,130

Bertil Akesson Jr.                                    40,000            0.27%             108,183              1,582

Edward Johns                                          40,000            0.27%             108,183              1,582
T.G. Dugan                                            40,000            0.27%             108,183              1,582
E.L. Ryan                                             40,000            0.27%             108,183              1,582

Alvin B. Marshall                                     40,000            0.27%             108,183              1,582

Common Shares Issued                               Graphite                                                Series D
(Graphite Technology Group, Inc.)              Technology Shares          %          Share Exchange        Preferred
--------------------------------------------------------------------------------------------------------------------
Gunther Thase                                         15,000            0.10%              40,569                593

John Healy                                            15,000            0.10%              40,569                593

Gilbert Rocthford                                     15,000            0.10%              40,569                593
Kevin Ryan                                            15,000            0.10%              40,569                593
Don Baxter                                            75,000            0.51%             202,843              2,967

Ryan Walker                                           75,000            0.51%             202,843              2,967
Dave Laudeman                                         75,000            0.51%             202,843              2,967

Thomas Dugan                                          75,000            0.51%             202,843              2,967
Beach Lane Capital                                   120,000            0.81%             324,548              4,747

Twinbro Capital LLC                                   43,610            0.29%             117,946              1,725
Industry Capital Partners L.P.                       165,466            1.12%             447,514              6,545
Merchant Capital                                     450,000            3.04%           1,217,056             17,799
Range Corp                                            45,673            0.31%             123,526              1,807

Max Christian                                         75,000            0.51%             202,843              2,967

Petra Preisinger                                      20,000            0.14%              54,091                791
M Dugan Revocable Trust                               71,429            0.48%             193,185              2,825
Larry Belcamino                                       10,000            0.07%              27,046                396
Theodore Twardzik                                     66,667            0.45%             180,305              2,637
Timothy Twardzik                                      66,667            0.45%             180,305              2,637
Ted Twardzik                                          15,000            0.10%              40,569                593
Tim Twardzik                                          15,000            0.10%              40,569                593
Merchant Capital                                     144,796            0.98%             391,611              5,727

Merchant Capital                                     452,489            3.06%           1,223,787             17,898

Shu Wei Tang                                          75,000            0.51%             202,843              2,967

Sullivan Living Trust                                  5,714            0.04%              15,454                226
Chenzhou Global Graphite, Inc.                       600,795            4.06%           1,624,891             23,764

Derek Hirsch                                          11,337            0.08%              30,662                448
Quebec Inc.                                           67,626            0.46%             182,899              2,675
Beach Lane Capital                                    54,485            0.37%             147,358              2,155
E.L. Ryan                                              2,019            0.01%               5,461                 80
T.G.Dugan                                              3,989            0.03%              10,789                158
Knox Insurance Brokers                                 5,481            0.04%              14,824                217

Common Shares Issued                               Graphite                                                Series D
(Graphite Technology Group, Inc.)              Technology Shares          %          Share Exchange        Preferred
--------------------------------------------------------------------------------------------------------------------
Carlant Holdings                                       4,615            0.03%              12,482                183
Beach Lane Capital                                    12,766            0.09%              34,527                505
E. L. Ryan                                             3,333            0.02%               9,014                132
T. G. Dugan                                           16,000            0.11%              43,273                633
Knox Insurance Brokers                                12,667            0.09%              34,259                501
Carlant Holdings                                       6,667            0.05%              18,031                264
Total Shares                                      14,789,790             100%          40,000,000            585,000

                                              Graphite Series A                                            Series E
Series A & B Preferred Shares                   & B Preferred                                              Preferred
--------------------------------------------------------------------------------------------------------------------
Series A Preferred Shares
Derek Hirsch                                           4,546

Series B Preferred Shares
Derek Hirsch                                          10,000

Series E Convertible Preferred
Derek Hirsch                                                                                                  14,546